Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR JUNE 2013

Bellport, NY July 11, 2013 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, reported total net sales of $23.3 million for the five week fiscal month of June 2013, which ended July 06, 2013, versus $24.0 million for the five week fiscal month of June 2012, which ended June 30, 2012. On a year-to-date basis, total net sales were $102.8 million in the current year compared with $102.4 million last year. For the month of June 2013, comparable store sales decreased by 0.7%. Comparable store sales on a year-to-date basis decreased by 0.4%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA JUNE AND YEAR TO DATE 2013 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2013		2012		2011
		(Decrease)		Increase		Increase
		Increase		(Decrease)

Number of Open Stores, June	333	(3.2%)	344	0.6%	342

June Total Retail Sales	$23,293	(2.9%)	$23,988	(1.3%)	$24,312

Year to date June Total Retail Sales	$102,759	0.3%	$102,435	(0.1%)	$102,555

June Comparable Store Sales		(0.7%)		(3.7%)		19.3%

Year to date June Comparable Store Sales		(0.4%)		(0.1%)		14.9%